Exhibit 10.1

SEPARATION AND CONSULTING AGREEMENT

This SEPARATION AND CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of February 28, 2012, by and between James R. Fox, a resident of the State of North Carolina (“Consultant”), and Pike Electric Corporation, a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Consultant has been employed as the General Counsel, Vice President of Risk Management and Corporate Secretary of the Company since September 18, 2006, and previously entered into an amended employment agreement with the Company dated June 6, 2009 (the “Employment Agreement”);

WHEREAS, Consultant desires to voluntary resign his employment by the Company as of March 2, 2012 (the “Effective Date”), pursuant to Section 5(d) of the Employment Agreement; and

WHEREAS, the parties wish to provide for the orderly transition of Consultant’s duties and responsibilities to others, and Consultant has indicated his willingness to provide consulting and advisory services to the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Resignation from Employment. Consultant hereby resigns as an officer of, and from his employment with, the Company and from all other offices, committees and positions he holds with the Company and any of its affiliates. If requested by the Company, Consultant will execute any additional resignation letters, forms or other documents which acknowledge his resignation from such employment, positions, committees and offices.

2. Consulting Services. Consultant agrees that during the six (6) month period commencing on the Effective Date (the “Consulting Period”) he shall provide advisory and consulting services to provide transition assistance to the Company’s personnel tasked with oversight of Consultant’s former duties; provided, the foregoing shall not include the provision of legal services, which may be provided through separate engagement and compensation. During the Consulting Period, Consultant shall devote such time and attention to the Company’s business as is necessary to fulfill his duties and responsibilities under this Agreement.

3. Compensation; Business Expenses. For the services provided by Consultant during the Consulting Period, the Company shall pay Consultant a consulting fee of $5,000 per month during the Consulting Period. The Company shall pay or reimburse Consultant for all reasonable bona fide business expenses incurred by Consultant in the performance of services under this Agreement in accordance with expense reimbursement plans consistent with policies in effect for consultants to the Company generally.

4. Representations by Consultant. Consultant acknowledges and hereby represents and warrants to the Company that Consultant believes, and, on Consultant’s own free will, Consultant hereby affirms to the Company that:

(a) while an employee of the Company, (i) Consultant did not suffer any discrimination by the Company or its affiliates on account of Employee’s age, race, sex, disability, genetic information or any other protected characteristic, (ii) Consultant did not suffer any discrimination as a result of Consultant’s taking or applying to take any military, family or medical leave, filing a workplace or safety complaint or engaging in any other protected activity, (iii) in Consultant’s understanding, Consultant’s protected characteristics and protected activities, if any, were never a factor in any adverse action taken toward Consultant by the Company, and (iv) Consultant did not suffer any workplace injury incurred in the course of Consultant’s employment with the Company that was not previously reported to the Company;

(b) Consultant (i) has no knowledge of any factual matter that is or reasonably could be considered a violation of law or Company policy by the Company, its subsidiaries or anyone acting on their behalf or of any matter required to be disclosed by or on behalf of the Company to any local, state or federal governmental agency or entity or self-regulatory agency (each, a “Regulatory Entity”) including but not limited to the U.S. Department of Labor, the U.S. Securities and Exchange Commission, the New York Stock Exchange or the Equal Employment Opportunity Commission, that has not been so disclosed as required, including but not limited to “original information” under Regulation 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (ii) has not made or filed any complaint, charge, or grievance against the Company with any Regulatory Entity;

(c) in making the Release in Section 10 below, Consultant is not relying on, and has not relied on, any representation or statement by the Company, its subsidiaries or anyone acting on their behalf with respect to any facts surrounding the termination of his employment or rights he may have or assert in connection therewith;

(d) if any fact on which Consultant relied in executing the Release is found to be other than, or different from, the facts now believed by Consultant to be true, Consultant expressly accepts and assumes the risk of such possible difference in fact and acknowledges that the Release shall be and remains effective notwithstanding any such difference in fact; and

(e) Consultant has not had any transactions that would require reporting under Section 16 of the Exchange Act that were not previously reported.

5. Relationship of Parties. Consultant is acting under this Agreement as an independent contractor of the Company and not as a Company employee. As such, Consultant shall not have any claim against the Company for vacation pay, sick leave, retirement benefits, Social Security, workers compensation, health or disability benefits, unemployment insurance benefits or employee benefits of any kind based on services performed during the term of this Agreement. Moreover, Consultant shall not have any claim for compensation, remuneration, reimbursement, or other monies except as expressly set forth in this Agreement.

6. Tax Matters. Under this Agreement, Consultant is an independent contractor of the Company. Accordingly, the Company is not required to, and shall not, withhold any income or employment taxes from the compensation paid Consultant under Section 3, and Consultant shall pay all income and employment taxes with respect to such compensation.

7. Covenants.

(a) Consultant acknowledges and agrees that Section 6 of the Employment Agreement continues in full force and effect. Consultant and the Company agree that, for purposes of Section 6 of the Employment Agreement only, Consultant shall be deemed “employed” (as such term is used therein and not in contravention of Section 5 above) for the duration of the Consulting Period and that Consultant’s resignation pursuant to Section 1 of this Agreement does not constitute “Termination of Employment” for purposes of Section 6 of the Employment Agreement. Consultant and the Company further agree that the “Termination Date” for purposes of Section 6 of the Employment Agreement will be the earlier of expiration or termination of the Consulting Period.

(b) In further consideration of the Company’s willingness to enter into this Agreement and pay amounts provided for herein to which Employee is not otherwise entitled, Employee hereby agrees:

(i) Not to allege that the ending of Consultant’s employment relationship with the Company suggests any violation of law or Company policy;

(ii) Not to engage in actions contrary to the interests of the Company except: (A) to enforce the terms of the Employment Agreement or this Agreement; (B) pursue any rights to indemnification under the Company’s charter or bylaws in effect as of the date hereof or under the Employment Agreement; or (C) to the extent required by law; provided, however, that if Consultant receives a subpoena or similar demand relating in any way to the Company, Consultant shall promptly notify the Company so that the Company shall have the ability to seek an appropriate protective order prior to Consultant making any disclosure in response to such subpoena or demand;

(iii) Except as necessary or appropriate in connection with performing services under this Agreement or otherwise approved by the Company, not to remove from the custody of the Company, any documents, facsimiles, computer tapes, disks or printouts, or other written or electronically-produced information of a confidential nature;

(iv) To return to the Company any Company property in the Consultant’s possession or otherwise given to Consultant for his use, including but not limited to, credit cards, keys, identification badges, Company property, assets, manuals, notes, reports, agreements of any kind or nature belonging to or pertaining to the Company, except that Consultant may retain his Company iPad and iPhone provided all Confidential Information (as defined in the Employment Agreement) has been removed from such devices, following expiration of this Agreement unless otherwise approved by the Company; and

(v) To give to the Company all passwords/encryption keys for Company-related files which are password protected/encrypted.

8. Termination; Survival. The Consulting Period may be terminated effective immediately by the Company for any reason by giving written notice of termination to Consultant. The Consulting Period shall terminate automatically upon the death or disability of Consultant. Sections 7, 10, 11 and 12 shall survive any termination of this Agreement.

9. Obligations of the Company. Upon the earlier of the expiration of the Consulting Period or the termination of the Consulting Period pursuant to Section 8, Consultant shall be entitled to any accrued and unpaid compensation and any business expenses properly incurred and eligible for reimbursement under Section 3.

10. Release.

(a) In consideration for and as a condition to the payments and benefits provided under the Employment Agreement, pursuant to Section 5(e) of the Employment Agreement, Consultant, on behalf of himself and his heirs, executors, administrators, successors and assigns, hereby will and does knowingly, voluntarily, and irrevocably and unconditionally release and forever discharge the Company and any entity which, directly or indirectly, is in control of, is controlled by, or is under common control with, the Company, and all of their respective present and former directors, managers, officers, agents, owners, shareholders, members, employees, plans and plan trustees, representatives, attorneys, divisions, subsidiaries, assigns, predecessors and successors, and all persons acting by, through, under or in concert with any of them (collectively, the “Released Parties”), from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs, expenses and attorneys fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through Consultant’s execution of this Agreement) and whether known or unknown, suspected, or claimed against the Company or any of the other Released Parties, which Consultant, or any of Consultant’s heirs, executors, administrators or assigns, may have, which arise out of or are connected with Consultant’s employment with, or Consultant’s separation from, the Company. The foregoing release in this Section 10(a) (the “Release”) expressly covers, without limitation, any and all claims, allegations, or violations that Consultant might have or raise under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act) (the “ADEA”); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990 and the Americans with Disabilities Amendments Act; the Rehabilitation Act; the Lilly Ledbetter Fairpay Act; the Genetic Information Nondiscrimination Act, the National Labor Relations Act; the Family and Medical Leave Act of 1993 as amended; the Civil Rights Act; of 1866, as amended; the Worker Adjustment Retraining and Notification Act; the Consultant Retirement Income Security Act of 1974; any applicable Consultant Order programs; Sarbanes Oxley, or their state or local counterparts; or under any other federal, state or local civil, whistleblower or human rights law, or any other municipal, local, state or federal law, regulation, or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; any claim for breach of contract, negligence, breach of fiduciary duty, breach of implied duty of good faith and fair dealing, unfair competition, defamation, wrongful or unlawful discharge, constructive discharge, retaliation, invasion of privacy, personal injury, loss or injury to property, intentional or negligent infliction of emotional distress, for past disputed or future wages, salary, bonuses, earnings, equity awards, deferred compensation or other forms of compensation, and any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters (all of the foregoing collectively referred to herein as “Claims”).

(b) Consultant represents that Consultant has made no assignment or transfer of any Claim or Claims, cause of action, or other matter covered by this Section 10, and shall not, after the execution of this Agreement, assign or attempt to assign any such interest.

(c) Consultant agrees that the Release does not waive or release any right or claims that Consultant may have under the ADEA that arise after the Effective Date.

(d) In signing this Agreement, Consultant acknowledges and intends that the Release shall be effective to the fullest extent allowed by law as a bar to each and every one of the Claims hereinabove mentioned or implied. If it is determined by a court of competent jurisdiction that any Claim covered by the Release cannot be waived as a matter of law, Consultant expressly agrees that the remainder of the Release shall nevertheless remain valid and fully enforceable as to the remaining released claims.

(e) Consultant further agrees that in the event Consultant should bring a Claim seeking damages against a Released Party or in the event Consultant should seek to recover against a Released Party on any Claims brought by a governmental agency on Consultant’s behalf, the Release shall serve as a complete defense to such Claims. Consultant agrees that if Consultant violates the Release by suing the Company or the other Released Parties, Consultant shall pay all costs and expenses defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and upon demand by the Company shall return all payments received by Consultant under this Release.

(f) In consideration for and as a condition to the payments and benefits provided and to be provided under this Agreement, Consultant agrees that Consultant will, within 30 days after the earlier of the expiration of the Consulting Period or the termination of the Consulting Period pursuant to Section 8, deliver to the Company a fully executed release agreement substantially in a form then used by and agreeable to the Company and which shall fully and irrevocably release and discharge the Company and the then other Released Parties from any and all claims, charges, complaints, liabilities of any kind, known or unknown, owed to Consultant.

11. ADEA Release. Consultant, on behalf of himself and his heirs, executors, administrators, successors and assigns, will and does release and forever discharge the Released Parties from all manner of actions, causes of action, suits, debts, accounts, judgments, claims and demands whatsoever (whether known or unknown, legal, equitable or administrative) for which Consultant has or might have claimed any of the above listed entities or persons to be legally liable (in either an individual or official capacity) through the date of this Agreement under the ADEA.

Consultant represents to the Company that he is aware, understands and agrees that:

(a) in this Section 11, Consultant is voluntarily entering into and providing a release of his claims under the ADEA;

(b) a portion of the payments and benefits provided or to be provided Consultant pursuant to this Agreement constitute consideration that Consultant was not entitled to receive before the date of this Agreement;

(c) Consultant was given twenty-one (21) days within which to consider this Agreement;

(d) Consultant had and has the right to consult with an attorney regarding this Agreement before signing this Agreement;

(e) Consultant may revoke this Section 11 at any time within seven (7) days after the date of the execution of this Agreement, and this Section 11 will not become effective or enforceable until the eighth (8th) day after the date of this Agreement (on which day this Section 11 will automatically become effective and enforceable unless previously revoked within such seven (7) day period); and

(f) CONSULTANT HAS CAREFULLY READ THIS SECTION 11, AND FULLY UNDERSTANDS EACH AND EVERY TERM HEREIN.

In the event Consultant revokes this Section 11 in accordance with Section 11(e) above, the Company shall not be required to pay Consultant any of the amounts specified in Section 9 of this Agreement.

12. Dispute Resolution.

(a) Any dispute between Consultant and the Company arising out of this Agreement or the performance or nonperformance of this Agreement, shall, upon the demand of either Executive or the Employer, be settled by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association as in effect at the time the arbitration is commenced and the provisions of this subsection:

(i) The arbitration shall be conducted in Winston-Salem, North Carolina by a panel of three impartial arbitrators selected in accordance with such rules, unless the parties shall hereafter mutually agree in writing to have the arbitration conducted by a single arbitrator.

(ii) In conducting the arbitration and rendering their award, the arbitrators shall give effect to the terms of this Agreement, including the choice of applicable law and shall give effect to applicable statutes of limitations.

(iii) The costs of the arbitration, including the fees and expenses of the arbitrators and of the American Arbitration Association, shall be allocated to such parties as, and in such proportions as, the arbitrators shall determine to be just and equitable, which determination shall be set forth in the award.

(iv) Judgment upon the award of the arbitrators may be entered by any court of competent jurisdiction.

(b) Nothing in this Section 12 shall preclude any party from applying to a court of competent jurisdiction for, and obtaining if warranted, preliminary or ancillary relief pending the conduct of such arbitration, or an order to compel the arbitration provided for herein.

13. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of Consultant’s service with the Company. For purposes of clarification, Section 9 of the Employment Agreement continues in full force and effect and shall not be amended by this Agreement.

14. Amendment. This Agreement may be amended or modified only by a written instrument signed by Consultant and by a duly authorized representative of the Company.

15. Governing Law. This Agreement, and any issue, claim or proceeding arising out of or relating to this Agreement or the conduct of the parties hereto, shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to conflicts or choice of law principles.

16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17. Assignment. No party shall have any right to assign, mortgage, pledge, hypothecate or encumber this Agreement in whole or in part, or any benefit or any right accruing hereunder, without in any such case first obtaining the prior written consent of the other party hereto.

18. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to be effectively given (i) upon confirmation of facsimile, (ii) upon being sent by electronic mail, (ii) one business day after being sent by overnight delivery and (iii) three business days after being mailed by United States registered or certified mail, return receipt requested and postage prepaid at the following addresses:

If to the Company:

Pike Electric Corporation
100 Pike Way, PO 868
Mt. Airy, NC 27030
Attention: Chairman & CEO
Telephone: (336) 789-2171
Facsimile: (336) 719-4229

With a copy (which will not constitute notice) to:

Moore & Van Allen PLLC

100 N. Tryon St., Suite 4700

Charlotte, NC 28202

Attention:             James R. Wyche

Telephone:           (704) 331-1000

Facsimile:            (704) 339-5858

If to Consultant:

100 N. Cherry St., Suite 600

PO Box 21029

Winston-Salem, NC 27120

Facsimile:          (336) 722-8153

or to such other address as either party may designate by written notice to the other, and shall be deemed to have been given upon receipt.

19. Miscellaneous. Any protection, benefits, rights or other provisions given to the Company in this Agreement shall also be deemed to apply to, protect and inure to the benefit of the Released Parties. Section or paragraph titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of person or persons, firm or firms, corporation or corporations, and as context may require.

– Signature Page Follows –

IN WITNESS WHEREOF, Consultant and the Company have caused this Agreement to be executed, all as of the day and year first above written.

“Consultant”:

/s/ James R. Fox
James R. Fox

“Company”:

PIKE ELECTRIC CORPORATION

By:	/s/ J. Eric Pike
Name:	J. Eric Pike
Title:	Chairman & CEO

[Separation and Consulting Agreement]